Baker Tilly Virchow Krause, LLP 205 N Michigan Ave Chicago, IL 60601-5927 tel 312 729 8000 fax 312 729 8199 bakertilly.com

June 4, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE: SQN Alternative Investment Fund III L.P. 0001489367

Dear Sir or Madam:

We are the successor by merger to Holtz Rubenstein Reminick LLP (“HRR”), which was the independent registered public accounting firm of SQN Alternative Investment Fund III L.P. (the “Partnership”). Effective as of June 1, 2013, HRR merged with and into our Firm.

We have read the statements made by the Partnership pursuant to Item 4.01 of Form 8-K, which we understand will be filed with the Securities and Exchange Commission as part of the Form 8-K dated June 4, 2013. We agree with the Partnership’s statements concerning HRR and our Firm in such Form 8-K.

Sincerely,

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

BAKER TILLY VIRCHOW KRAUSE, LLP